Exhibit 99.1
Tilly’s, Inc. Appoints Laura Janney as EVP, Chief Merchandising Officer

Irvine, CA – April 17, 2023 – Tilly’s, Inc. (NYSE: TLYS, the “Company”) announced today that it has appointed Laura Janney to serve as the Company’s Executive Vice President, Chief Merchandising Officer, effective May 8, 2023. Ms. Janney will oversee all aspects of the Company’s merchandising operations, including buying, sourcing, and product development, along with coordinating consistency in merchandising experiences both in-store and online.
Prior to joining the Company, Ms. Janney served Hudson’s Bay from July 2019 to January 2023, most recently as its Chief Merchandising Officer. Prior to that, she served Nordstrom, Inc. (NYSE: JWN) for 32 years from June 1987 to March 2019 in a variety of retail store and merchandise management roles for several of Nordstrom’s departments, including most recently as Vice President, Omni Channel Divisional Merchandise Manager for Innovation/Full Price Stores.
Ed Thomas, Tilly’s President and Chief Executive Officer, stated, “I am excited to have Laura join our Company. We believe her extensive experience in retail merchandising and track record of growth and strategic leadership will bring great value to Tilly’s as we work to improve our business.”

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 249 total stores across 33 states and its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the future improvement of our business and Ms. Janney’s service as the Company’s Executive Vice President, Chief Merchandising Officer are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to, the effects of weather, epidemics, pandemics, public health issues, supply chain difficulties, and inflation on our business and operations, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, enhance awareness of our brand and brand image, general consumer spending patterns and levels, and the markets generally that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on April 12, 2023, in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Investor Relations Contact:
Michael Henry
Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com